Exhibit 99.1

For Immediate Release
Investor Contact: Dave Prichard 262-636-8434 d.a.prichard@na.modine.com
Media Contact: Lori Stafford 262-636-1001 l.stafford@na.modine.com

Modine Signs Letter of Intent with Transpro to Spin Off
and Merge Modine's Aftermarket Business with Transpro and Purchase Transpro's Heavy-Duty OE Business

Transaction to Form Global Leader in Heat Transfer Aftermarket
While Significantly Improving Modine's Operating Profit Margin
and Return on Capital Employed

Racine, WI, October 29, 2004 -- Modine Manufacturing Company (NYSE: MOD) announced today that it has signed a Letter of Intent with Transpro, Inc. (AMEX: TPR) to spin off Modine's Aftermarket business on a debt-free basis and merge it with Transpro. The transaction would create a new, publicly traded company with annual revenues of more than $400 million selling replacement radiators, radiator cores, charge air coolers, heaters, condensers and air conditioning components for automotive, truck and industrial applications primarily for North America and Europe.

The new company will be a global market leader focused on the aftermarket, offering product line breadth and depth, a strong distribution network, enhanced customer service offerings, broad technological and financial resources for future growth, and an improved credit profile.

Concurrent with the Aftermarket business spin-off and merger, Modine will acquire Transpro's heavy-duty original equipment (OE) business, including a plant in Jackson, Mississippi, for $17 million in cash. The business, which has annual sales of approximately $45 million, manufactures heat exchangers for the heavy-duty truck and industrial OE markets. The business would be a strong strategic fit with Modine's remaining businesses (including Modine Korea) which have total annualized sales of approximately $1.4 billion and offer synergies and expansion opportunities over time. The transaction would be immediately accretive to the Company's earnings per share.

Modine Investors to Retain Modine Stock, Receive Shares in New Company

Modine investors will retain their shares in Modine Manufacturing Company and, as a result of this transaction, would also receive approximately 0.25 shares in the new company for every 1 share of Modine stock held at the closing. Upon the closing of the merger, Modine shareholders would own 54% of the new company while existing Transpro shareholders would hold the remaining 46%. Based on Transpro's closing stock price of $5.65 per share on Thursday, October 28, the transaction would have a value of approximately $1.44 per Modine share. Each step of the transaction is expected to be tax-free to each company's shareholders.

Merger to Benefit Customers, Shareholders and Employees

"For more than 30 years, our Aftermarket business was a steady, strong and major contributor to Modine's success as a company," said David Rayburn, Modine President and Chief Executive Officer. "But, in recent years, with fundamental and sweeping industry changes along with heightened global competition, our Aftermarket business has faced significant performance challenges and undergone multiple restructurings. We believe this proposed merger is the right, long-term strategic move for our Aftermarket business and its employees."

"The merger of the Aftermarket businesses of these two well-known and highly respected companies would create a leader in the Aftermarket industry, strongly positioned to effectively serve customers throughout North America and Europe," Rayburn said. "The new company should be positioned with the appropriate cost base and capital structure to succeed in a highly competitive industry."

"This transaction will allow the new company to form a very strong relationship between brands in the Aftermarket that are currently offered separately by Modine and Transpro," Rayburn added. "The combination provides significant benefits for shareholders, customers and employees, and fulfills our commitment to pursue the most effective strategic and value-adding solution for our Aftermarket business."

For the 12 months ended September 26, 2004, Modine's Aftermarket business had estimated revenues of approximately $215 million. The business has approximately 1,600 employees in North America and Europe.

The proposed merger of Modine's Aftermarket business with Transpro is expected to result in major strategic benefits, including the combination of strong brands and complementary products, as well as improving the breadth of available product and service capabilities. Modine currently sells Aftermarket products under the brand names Modine (R) and Air Pro (R) Quality Parts, while Transpro sells Aftermarket products under the brand names Ready-Rad (R) and Ready-Aire (R).

The combined Aftermarket businesses would have revenues in excess of $400 million. The debt to capitalization ratio is expected to be approximately 20%. Following one-time restructuring/implementation charges of $10 million to $14 million over the 12- to 18-month integration period, the new company anticipates it will achieve annual, pre-tax cost savings of at least $20 million, with additional savings possible, through the optimization of production, marketing and distribution activities, the elimination of duplicative overhead costs and improved material sourcing.

Merger Would Sharpen Modine Focus and Improve Financial Performance

"From a strategic standpoint, this transaction would enable Modine to focus strictly on its core, technology-driven customer base on a global basis, and significantly improve its profit margins and return on capital employed," said Brad Richardson, Modine Vice President, Finance and Chief Financial Officer. "On an annualized, pro forma basis, Modine's return on capital employed would increase by about 1 1/2 to 2 percentage points while our pre-tax earnings margin would improve by approximately 1 to 1 1/2 percentage points."

The proposed transaction will be structured as a reverse Morris Trust eligible transaction in which Modine will place all of the assets used in its Aftermarket business -- including a manufacturing plant in Emporia, KS, 102 branches in the U.S., stand-alone businesses in Mexico and Europe, and a distribution warehouse in Kansas City -- into one wholly owned subsidiary. Under terms of the anticipated merger agreement, Modine will spin off that company to its shareholders on the record date, and that company will be simultaneously merged with and into Transpro, forming a new company.

"We believe this proposed transaction would deliver increased value to our shareholders," Richardson said. "Upon the closing of the merger, our shareholders would own stock in both Modine, a global pure-play OE company, and a leading, global pure-play Aftermarket company. We believe shareholders are well-positioned to benefit from their continued ownership in both companies."

New Company Corporate Governance and Transaction Timeline

Charles E. Johnson, Transpro President and Chief Executive Officer, would serve as President and Chief Executive Officer of the new company. The board of directors would consist of ten members and will include Johnson and five members of Transpro's current board and four board members from Modine (two current Modine board members and two Modine corporate officers).

Modine and Transpro intend to sign definitive agreements regarding these transactions during the fourth quarter of calendar 2004. The proposed transaction is subject to certain corporate and regulatory approvals and satisfaction of other customary closing conditions. Closing is anticipated during the first calendar quarter of 2005.

Robert W. Baird & Co. Incorporated is acting as financial advisor to Modine and Quarles & Brady LLP is providing legal counsel. Wachovia Securities is acting as financial advisor to Transpro and Jones Day is providing legal counsel.

Investment Community Conference Call and Webcast

Modine's executive management team will conduct a conference call today (Friday, October 29) at 1:00 p.m. Eastern Time (12:00 noon Central Time) to discuss additional details regarding the proposed transaction. A slide presentation will be available on the Modine Web site at www.modine.com. In addition, Modine will provide a live Webcast through the investor relations section of its Web site. A replay of the Webcast will also be available.

About Modine Manufacturing Company

Founded in 1916, Modine Manufacturing Company specializes in thermal management systems and components, bringing heating and cooling technology and solutions to diversified global markets. Modine's products are used in light, medium, and heavy-duty vehicles, HVAC (heating, ventilation, air conditioning) equipment, industrial equipment, refrigeration systems, fuel cells and electronics. The Company employs more than 8,500 people at 35 facilities worldwide. More information about Modine can be found at www.modine.com.

About Transpro

Transpro, Inc. is a manufacturer and distributor of Aftermarket and OEM heat transfer and temperature control products for automotive, truck and industrial applications.

Cautionary Information Regarding Forward-Looking Statements

This communication contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on Modine's current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements. Risks, uncertainties and assumptions include (1) the possibility that Modine and Transpro may not be able to reach definitive agreements for the proposed transaction; (2) the possibility that the companies may be unable to obtain required corporate and regulatory approvals for the proposed transaction; (3) problems that may arise in integrating the businesses of the two companies; (4) the proposed transaction may involve unexpected costs; (5) the combined company may be unable to achieve cost-cutting synergies; and (6) the businesses of one or both companies may suffer as a result of uncertainties surrounding the proposed transaction. Modine assumes no obligation and expressly disclaims any duty to update the information contained herein except as required by law.

Additional Information About the Proposed Transaction and Where to Find It

In connection with the proposed transaction, Modine and Transpro will file relevant materials with the SEC, including one or more registration statement(s) that contain required disclosure documents. Investors and security holders are urged to read these documents (if and when they become available) and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information about Modine, Transpro and the proposed transaction. Investors and security holders may obtain these documents (and any other documents filed by Modine and/or Transpro with the SEC) free of charge at the SEC's web site at www.sec.gov. In addition, the documents filed with the SEC by Transpro may be obtained free of charge by directing such request to: mdebernardo@transpro.com or from Transpro's web site at www.transro.com and the documents filed with the SEC by Modine may be obtained free of charge from Modine at www.modine.com. Such documents regarding the proposed transaction are not currently available. Investors and security holders are urged to read the required disclosure documents and the other relevant materials when they become available before making any voting or investment decision with respect to the proposed transaction.

Modine, Transpro and their respective executive officers and directors may be deemed to be participants in the solicitation of proxies from security holders in favor of the proposed transaction. Information about the executive officers and directors of Modine and their ownership of Modine common stock is set forth in the proxy statement for Modine's 2004 Annual Meeting of Shareholders, which was filed with the SEC on June 14, 2004. Information about the executive officers and directors of Transpro and their ownership of Transpro common stock is set forth in the proxy statement for Transpro's 2004 Annual Meeting of Shareholders, which was filed with the SEC on March 29, 2004. Investors and security holders may obtain more detailed information regarding the direct and indirect interests of Modine, Transpro and their respective executive officers and directors in the proposed transaction by reading the required disclosure documents regarding the proposed transaction when they become available.